EXHIBIT 99

175 Ghent Road
Fairlawn, Ohio 44333
www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FIRST QUARTER 2005 RESULTS

•	Net sales increased 17.6%

•	Segment operating loss of $3.3 million includes non-recurring charges of $1.7 million related to a work stoppage and restructuring and severance charges of $4.3 million

•	Segment operating profit of $2.7 million excluding the work stoppage charges and restructuring and severance costs

•	Net loss of $10.9 million or a loss of $0.27 per share versus a loss of $5.8 million or a loss of $0.14 per share a year ago

•	Excluding the work stoppage, restructuring and severance costs, loss per share was $0.12

•	$24.2 million of new pricing partially offset by $21.6 million of higher raw material costs, year over year

•	Recent restructuring and cost reduction actions expected to result in $13.0 million of annualized SG&A cost savings

FAIRLAWN, OHIO, March 22, 2005 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $10.9 million, or $0.27 per diluted share, for the first quarter of 2005, compared to a loss of $5.8 million, or $0.14 per diluted share, during the first quarter of 2004. Included in the

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first quarter of 2005 were charges of $1.7 million related to a work stoppage, and restructuring and severance charges of $4.3 million primarily related to the previously announced decision to exit a wallcovering distribution business. Of these $4.3 million in charges, $0.5 million is included in cost of goods sold. Included in the first quarter of 2004 were restructuring and severance charges of $0.3 million related to exiting the heat transfer business in 2003. Excluding these charges, the Company reported a loss of $0.12 per diluted share for the first quarter of 2005 as compared to a loss of $0.14 per diluted share for the first quarter of 2004. The work stoppage occurred at the Company’s Decorative Products manufacturing facility in Jeannette, Pennsylvania and ended on January 20, 2005 when the Company and the union agreed to a new contract which ended a seven-week lockout.

Net sales increased 17.6%, or $28.1 million, to $188.0 million for the first quarter of 2005 as compared to $159.9 million during the same period a year ago. Contributing to the sales increase in the first quarter of 2005 were pricing improvements of $24.2 million or 15.1%, with volume growth of $3.2 million or 2.0%. Cost of goods sold for the first quarter of 2005 increased $30.4 million to $150.7 million versus the same quarter last year, driven primarily by $21.6 million of higher raw material costs and the $1.7 million related to the work stoppage. Gross profit declined to $37.3 million in the first quarter of 2005 as compared to $39.6 million in 2004. Selling, general and administrative costs decreased $0.7 million to $32.4 million, or 17.2% of sales, in the first quarter of 2005 versus $33.1 million, or 20.7% of sales, in the first quarter of 2004 due to lower employee headcount and discretionary spending. Interest expense increased to $5.4 million for

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the first quarter of 2005 as compared to $5.2 million for the same period a year ago, due primarily to higher average borrowing rates. The Company’s total debt at the end of the first quarter of 2005 was $204.2 million, or $1.2 million higher than the first quarter of 2004. Total Company headcount at the end of the first quarter of 2005 declined 5.7% versus fiscal year-end to approximately 1,900 positions.

In connection with on-going efforts to reduce selling, general and administrative costs, the Company implemented a program during the first four months of 2005 which is expected to reduce annualized costs by $13.0 million, including the elimination of over 125 positions, program spending reductions, lower health care spending, and changes in commissions and agent fees. As part of these actions, the Company eliminated 20 positions in March and will take restructuring and severance charges of approximately $1.0 million in the second quarter of 2005.

“We improved year over year in our first quarter, which is seasonally our weakest. For the first time in six quarters, our pricing actions exceeded raw material cost increases as we look to restore margins to acceptable levels. We faced record high raw material costs during the quarter in butadiene, polyvinyl-chloride resins and acrylic monomers, as well as in many secondary raw materials,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We made significant progress in the first quarter in capturing previously announced price increases, enabled by our portfolio of value-creating and innovative products. While progress was made, our margins are clearly not where we ultimately expect them to be and we will continue to take action to improve performance. Among those actions are additional price increases which are still needed to restore margins, with new price increases announced across the majority of our product

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lines for implementation in the second quarter. Assuming stability in raw material costs, we expect to achieve year over year improvement in our financial results for the remainder of 2005, aided by improving end-use markets, pricing actions, cost reduction initiatives, and LEAN SixSigma programs to eliminate waste and improve customer satisfaction.”

Performance Chemicals - Net sales during the first quarter of 2005 increased 27.3% to $102.1 million versus $80.2 million in the first quarter of 2004, led primarily by higher average unit selling price. Segment operating profit was $3.5 million for the first quarter of 2005 as compared to $1.9 million for the first quarter of 2004. Excluding restructuring and severance charges of $0.3 million, segment operating profit was $3.8 million in the first quarter of 2005. As compared to last year, raw material costs were up $19.2 million during the quarter due to increases in styrene, butadiene, acrylic, and most secondary raw materials. Increased pricing to customers totaled $20.7 million versus the same period a year ago. Further price increases, effective April 1, 2005, were announced across most product lines in response to the continuing raw material inflation and the need to improve operating margins.

During the quarter, Jim Hohman took over leadership of Performance Chemicals after having successfully managed the paper and carpet business lines over the past four years. By integrating management of the performance chemical business lines under one leader, the Company expects to achieve improved results in sales and operating profit from an increased focus on new product development, pricing improvements, and reduced selling, general and administrative expenses. The Company’s RohmNova paper chemicals joint venture was successful in capturing business in 2004 with its new High Performance GenCryl® Platinum Pt™

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coating products. Trialing activity continues at several key accounts. The carpet product line is also developing new opportunities in residential and commercial markets, with strong interest from potential customers, while sales in nonwovens increased by over 30% versus last year on the strength of pricing and new product introductions.

Decorative Products - Net sales were $60.4 million during the first quarter of 2005, an increase of $0.7 million, or 1.2%, versus 2004. Segment operating loss totaled $6.5 million for the first quarter of 2005 as compared to a loss of $0.9 million for the first quarter of 2004. Excluding the work stoppage charges of $1.7 million for the first quarter of 2005 and the restructuring and severance charges of $4.0 million and $0.3 million for the first quarters of 2005 and 2004, respectively, the segment operating loss was $0.8 million for the first quarter of 2005 as compared to a loss of $0.6 million for the first quarter of 2004. Also included in first quarter 2005 results were higher raw material costs of $1.2 million, partially offset by $0.6 million of increased pricing to customers.

Coated fabrics sales increased versus last year with higher volume due to new product introductions and increased customer penetration in the marine and transportation markets. Wallcovering sales declined due to continued weakness in the commercial office market, partially offset by continued recovery in the hospitality market. During the quarter, the Company announced the closure of a wallcovering distribution business and took a one-time charge of $3.7 million, primarily non-cash, for severance and writedowns for inventory, sampling, and other assets. As part of the transaction, distribution rights to several brands were transferred to existing OMNOVA distributors, expanding upon the Company’s successful relationships. The transaction

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is expected to be cash flow positive by the end of the second quarter due to cash already received from the new distribution agreement and the liquidation of working capital and fixed assets. The Company also recorded charges of $0.3 million for other restructuring actions. Also during the quarter, laminate sales increased modestly versus last year as growth in kitchen, bath and flooring applications were partially offset by lower consumer electronic and residential furniture demand. Additionally, new pricing actions are being announced across most product lines.

Building Products – Net sales of the Company’s single-ply commercial roofing membrane products were $25.5 million during the first quarter of 2005, an increase of 27.5% compared to $20.0 million in the first quarter of 2004. The increase was led by strong growth in thermoplastic-polyolefin and polyvinyl chloride-based membranes and accessories. Segment operating loss was $0.3 million for the first quarter of 2005, as compared to operating profit of $0.7 million in the first quarter of 2004. Higher sales volumes were offset by increased raw material costs of $1.2 million for resins, plasticizer, textile fabrics and steel-based accessories, and higher manufacturing costs.

Refurbishment sales continued to be strong as many building owners increased their spending on maintenance requirements as the single-ply roofing market continues to take market share from asphalt-based systems. During the quarter, the Company recorded its first significant roofing sales to Asia for a Korean sports complex. Price increases of approximately 5% were implemented in the single-ply membrane market, effective January 2005, with additional increases expected to take effect in March and April of 2005.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, March 22, 2005, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, March 29, 2005. A telephone replay will also be available beginning at 2:30 p.m. EST on March 22, 2005, and ending at 11:59 p.m. EST on March 29, 2005. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 773047.

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Non-GAAP and Other Financial Measures – This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net (loss) and net (loss) per diluted share excluding the work stoppage and restructuring and severance costs (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended
Dollars in millions, except per share data	February 28, 2005	February 29, 2004
Net loss	$(10.9)	$(5.8)
Excluded items (net of tax):
Work stoppage	1.7	—
Restructuring and severance	4.3	.3

Net loss before excluded items (net of tax)	$(4.9)	$(5.5)

Net loss per diluted share	$(.27)	$(.14)
Net loss per diluted share for excluded items (net of tax)	.15	—

Net loss per diluted share before excluded items (net of tax)	$(.12)	$(.14)

Number of diluted shares outstanding	40.5M	40.0M
Effective tax rate	—%	—%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating (loss) profit to consolidated (loss) before taxes.

	Three Months Ended
Dollars in millions	February 28, 2005	February 29, 2004
Performance Chemicals	$102.1	$80.2
Decorative Products	60.4	59.7
Building Products	25.5	20.0

Total Sales	$188.0	$159.9
Performance Chemicals (PC)
Operating profit	$3.8	$1.9
Restructuring and severance	(.3)	—

PC segment operating profit	$3.5	$1.9
Decorative Products (DP)
Operating loss	$(.8)	$(.6)
Work stoppage	(1.7)	—
Restructuring and severance	(4.0)	(.3)

DP segment operating loss	$(6.5)	$(.9)
Building Products (BP)
BP segment operating (loss) profit	$(.3)	$.7

Total Segment Operating (Loss) Profit	$(3.3)	$1.7
Interest expense	(5.4)	(5.2)
Corporate expense	(2.2)	(2.3)

Loss Before Income Taxes	$(10.9)	$(5.8)

Capital expenditures	$2.7	$1.9

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices and availability for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; ability to increase pricing to offset raw material cost increases; unexpected adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid increases in health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition

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activities; lower investment performance of pension plan assets; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2004 sales of $746 million and a current workforce of 1,900 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended
	February 28, 2005	February 29, 2004
	(Unaudited)

Net Sales	$188.0	$159.9

Costs and Expenses
Cost of goods sold	150.7	120.3
Selling, general and administrative	32.4	33.1
Depreciation and amortization	5.7	5.8
Interest expense	5.4	5.2
Other expense, net	.9	1.0
Restructuring and severance	3.8	.3

	198.9	165.7

Loss Before Income Taxes	(10.9)	(5.8)
Income tax expense	—	—

Net Loss	$(10.9)	$(5.8)

Basic and Diluted Loss Per Share
Net Loss Per Share	$(.27)	$(.14)

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

	February 28, 2005	November 30, 2004
ASSETS:	(Dollars in millions, except per share amounts)
Current Assets
Cash and cash equivalents	$12.3	$15.0
Accounts receivable, net	107.7	104.6
Inventories	49.2	49.6
Deferred income taxes	3.7	3.7
Prepaid expenses and others	3.6	2.6

Total Current Assets	176.5	175.5
Property, plant and equipment, net	163.9	166.8
Trademarks and other intangible assets, net	9.6	9.9
Prepaid pension	57.3	57.3
Other assets	21.0	23.0

Total Assets	$428.3	$432.5

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$.2
Accounts payable	83.0	96.5
Accrued payroll and personal property taxes	12.8	14.0
Accrued interest	4.8	9.5
Other current liabilities	17.0	15.3

Total Current Liabilities	117.8	135.5

Long-term debt	204.0	181.5
Postretirement benefits other than pensions	47.5	48.1
Deferred income taxes	3.7	3.7
Other liabilities	14.1	12.9

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 42.5 million and 42.4 million shares issued at February 28, 2005 and November 30, 2004, respectively; 40.8 million and 40.7 million shares outstanding at February 28, 2005 and November 30, 2004, respectively	4.2	4.2
Additional contributed capital	311.2	310.9
Retained deficit	(267.1)	(256.2)
Treasury stock at cost; 1.6 million and 1.7 million shares at February 28, 2005 and November 30, 2004, respectively	(11.1)	(11.4)
Accumulated other comprehensive income	4.0	3.3

Total Shareholders’ Equity	41.2	50.8

Total Liabilities and Shareholders’ Equity	$428.3	$432.5